EXHIBIT 99.1

STARWOOD PROPERTY TRUST ANNOUNCES COMPLETION OF SPIN-OFF OF STARWOOD WAYPOINT RESIDENTIAL TRUST

- Leading Single-Family Rental Company With Vertically Integrated Platform -

- Focused on Investing in Single-Family Rentals and Non-Performing Loans -

- Positioned for Growth With Unlevered Balance Sheet, $100 Million of Cash and Anticipated $500 Million Undrawn Credit Facility -

- Listed on the New York Stock Exchange under Ticker “SWAY” -

Oakland, California (February 3, 2014) — Starwood Waypoint Residential Trust (NYSE: SWAY), a leading single-family rental real estate investment trust (REIT) announced that its common shares will begin regular trading today on the New York Stock Exchange under the ticker symbol “SWAY” following its spinoff from Starwood Property Trust, Inc. (NYSE: STWD). The spinoff transaction comprised a one-for-five distribution of Starwood Waypoint shares to stockholders of record of Starwood Property Trust on January 24, 2014.  It is anticipated that Starwood Property Trust will continue to pay a quarterly dividend of $0.46 per share when it announces its 2013 year-end earnings.

“As a result of this spinoff, Starwood Property Trust stockholders are able to maintain their ownership in the premier commercial lending platform in the United States, and at the same time, participate in this newly combined company, Starwood Waypoint Residential Trust. SWAY is a veteran operator and manager of this emerging institutional asset class which is focused on capitalizing on the recovery of the largest real estate asset class in the United States, the single-family home market,” said Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust who will now also serve as chairman of Starwood Waypoint Residential Trust. “We believe Starwood Waypoint is perfectly positioned to capture the compelling investment opportunities in both single-family rental homes and non-performing residential loans. By leveraging Starwood Capital Group’s sourcing and management expertise along with Waypoint’s proven best in class operating abilities, we expect to balance our current yield requirements against longer term home appreciation potential to achieve very attractive returns on equity capital. Starwood Capital Group acquired more than 6,700 homes and non-performing loans on behalf of STWD stockholders with a geographic focus on Florida and Texas. We were very excited to combine with the established Waypoint team who have acquired, renovated and leased more than 8,000 homes since 2009.  Starwood Capital Group’s extensive real estate market knowledge and disciplined capital markets expertise combined with Waypoint’s exceptional vertically integrated operating model perfectly position Starwood Waypoint to become a leading and differentiated company in the REIT landscape.”

“We are excited to complete the successful launch of Starwood Waypoint Residential Trust as a publicly traded REIT,” said Gary Beasley, Co-Chief Executive Officer of Starwood Waypoint Residential Trust. “As one of the nation’s largest acquirers, owners and operators of well-located, single-family homes and attractive non-performing loan portfolios, we are extremely well positioned to continue to expand our business as a stand-alone entity.”

Added Starwood Waypoint Residential Trust Co-Chief Executive Officer Doug Brien, “The combination of our experienced management team, disciplined acquisition strategy, technology-driven operational expertise, and strong balance sheet, creates a best in class platform.  With this foundation, we expect to generate attractive risk-adjusted returns and increase shareholder value as we continue to opportunistically pursue our growth strategies and enhance our brand. Starwood Waypoint will have the exclusive use of Waypoint’s proprietary technology platform, Compass which has been developed over five years and serves as the backbone of our entire workflow process.”

The merger between Waypoint Homes and a subsidiary of Starwood Capital Group positions Starwood Waypoint Residential Trust to continue to establish a platform dedicated to investing in single-family rental homes and non-performing loans. Waypoint Homes was founded in 2009 and quickly matured into a sector pioneer, with a long-term focus on creating a superior brand in top markets across the United States. The combination of the two companies brings together Waypoint Homes’ superior operating platform with Starwood Capital Group’s expertise as a real estate financial sponsor to create a vertically-integrated leader in the single-family rental industry. Today, more than 550 employees nationwide are focused on managing Starwood Waypoint Residential Trust’s growing portfolio of approximately 6,800 homes and non-performing loans.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust is a REIT that acquires, renovates, leases, maintains and manages single-family homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building a leading, nationally recognized brand that is based on a foundation of respect for its residents and the communities in which it operates. Starwood Waypoint Residential Trust invests in non-performing loans to supplement its growth.

About Starwood Property Trust

Starwood Property Trust is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, and other commercial real estate-related debt investments. Starwood Property Trust, through its 2013 acquisition of LNR Property LLC, now also operates as special servicer in the United States and a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood Property Trust also invests in residential mortgage-backed securities and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans. Starwood Property Trust is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

About Starwood Capital Group

Starwood Capital Group is a private, U.S.-based investment firm with a core focus on global real estate.  Since the group’s inception in 1991, the firm has raised over $20 billion of equity capital and, through its various funds, has invested $18 billion representing over $41 billion in assets.  Starwood Capital Group currently has $32 billion of assets under management. Starwood Capital Group maintains offices in Greenwich, Atlanta, San Francisco, Washington, D.C., Los Angeles, Chicago and Miami, and affiliated offices in London, Luxembourg, Paris and Sao Paulo.  Starwood Capital Group has invested in nearly every class of real estate on a global basis, including office, retail, residential, senior housing, golf, hotels, resorts and industrial assets.  Starwood Capital Group and its affiliates have successfully executed an investment strategy that includes building enterprises around core real estate portfolios in both the private and public markets.  Additional information about Starwood Capital can be found at www.starwoodcapital.com.

Investor Relations

Phone:  510-987-8308

Email: IR@waypointhomes.com

Media Relations

Phil Denning or Jason Chudoba

ICR, Inc.

Phone: 203-682-8200

Jason.chudoba@icrinc.com, Phil.denning@icrinc.com